UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 5, 2011

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 5, 2011, CBS Corporation (“CBS” or the “Company”) entered into a new employment agreement (the “Agreement”) with Louis J. Briskman, effective October 1, 2011 through December 31, 2013, which provides for Mr. Briskman’s continued employment as the Company’s Executive Vice President and General Counsel.

Under the terms of the Agreement, Mr. Briskman: will receive an annual base salary of $1.3 million; is eligible to receive an annual bonus of 200% of his base salary; is eligible to receive annual grants under the Company’s long-term incentive plan having a target value equal to $3 million; and is eligible to participate in arrangements for benefits and reimbursement of business expenses available to other senior executives of CBS.

If Mr. Briskman resigns his employment for “good reason,” or if the Company terminates his employment without “cause,” each as defined in the Agreement, Mr. Briskman will be entitled to receive a severance amount equal to 18 months of his annual salary; an additional severance amount equal to 1.5 times the greater of his target bonus and the average of his actual bonus awards for the immediately preceding two calendar years; accelerated vesting of all unvested stock options that would have vested during the 18-month period following his termination of employment and continued vesting for all other unvested stock options in accordance with their established vesting schedule; accelerated vesting of all restricted share units and other equity awards; health benefits for up to 18 months and insurance benefits until the end of the employment term.  In the event of Mr. Briskman’s termination without “cause” or for “good reason” within 24 months of certain events set forth in the Agreement, Mr. Briskman will instead be entitled to receive an amount equal to three times the sum of his annual salary and the average of his actual bonus awards for the preceding three years; accelerated vesting of all outstanding and unvested equity awards; and health and insurance benefits for up to 36 months (collectively, the “Enhanced Severance”).  If any Enhanced Severance payable to Mr. Briskman would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the Company has agreed to pay him, under certain defined circumstances and subject to certain limitations, an additional amount that places him in the same after tax economic position had the Enhanced Severance not been subject to the excise tax.  The severance payments and benefits described above are subject to Mr. Briskman’s delivery of a general release in form satisfactory to CBS and his continued compliance with certain restrictive covenants for specified periods.  At the expiration of the Agreement, in certain defined circumstances and subject to certain conditions, Mr. Briskman’s outstanding and unvested equity awards shall continue to vest in accordance with their established vesting schedule.

Mr. Briskman will be subject to certain restrictive covenants imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company’s ownership of work product, including for specified periods following termination of employment.  In the event of breach of any such provisions by Mr. Briskman, the Agreement provides the Company equitable relief, including injunctive relief, and other legal remedies.

The foregoing description of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed as Exhibit 10 to this Form 8-K and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.      The following Exhibit is filed as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit

10	Agreement between CBS Corporation and Louis J. Briskman effective October 1, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

By:	/s/ Angeline C. Straka
Name:	Angeline C. Straka
Title:	Senior Vice President, Deputy General Counsel and Secretary

Date:  October 7, 2011

Exhibit Index

Exhibit Number	Description of Exhibit

10	Agreement between CBS Corporation and Louis J. Briskman effective October 1, 2011